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                                EXECUTION COPY

                                PRIVILEGED AND
                                 CONFIDENTIAL


                          LAZARD FRERES REAL ESTATE
                              INVESTORS, L.L.C.
                            30 ROCKEFELLER CENTER
                                  63RD FLOOR
                              NEW YORK, NY 10020

                                                               February 26, 1998
Atria Communities, Inc.
501 South Fourth Avenue
Suite 140
Louisville, KY 40202

Attention:   Special Committee of Outside Directors
             of the Board of Directors
             of Atria Communities, Inc.


Dear Sirs:

In connection with the proposed purchase (the "Acquisition") of all the outstanding shares of Atria Communities, Inc. (the "Company") by or on behalf of Kapson Senior Quarters Corp. or the undersigned, and in consideration of the effort and expense that has been and will be required to perform our due diligence review in connection therewith, you agree that from the date hereof until March 13, 1998 (the "Exclusivity Period"), you will not (either directly or indirectly through any broker or any agent) solicit or knowingly encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any transaction similar to or competitive with the Acquisition. Notwithstanding the immediately foregoing sentence, the Company shall be entitled to terminate the Exclusivity Period and all restrictions on the Company's activities contained in the immediately foregoing sentence upon written notice to the undersigned at the above address at any time prior to the close of business on March 13, 1998 (an "Early Termination"); provided that upon any such Early Termination, the Company shall promptly reimburse the undersigned's reasonable, out-of-pocket expenses incurred from and after the date hereof and prior to the Early Termination (including but not limited to reasonable fees and expenses of attorneys, accountants and other professional advisors); provided further that in no event shall the Company be obligated to reimburse in excess of $1,000,000.00 of the undersigned's out-of-pocket expenses

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                                                                              2

hereunder. The undersigned acknowledges and agrees that the Company will not reimburse any expenses of the undersigned if the Company does not effect an Early Termination.

         The Company shall have the right, in its sole discretion, to reject any and all proposals made by the undersigned and its affiliates during and after the Exclusivity Period and to terminate discussions and negotations with the undersigned and its affiliates at any time. Without limiting the foregoing sentence, nothing in this letter agreement requires the Company to enter into a definitive agreement with the undersigned or its affiliates or to negotiate any transaction involving the outstanding shares of the Company.

         In connection with the undersigned's earlier consideration of a possible transaction to acquire from Vencor, Inc. ("Vencor") its shares in the Company, the undersigned executed a letter agreement dated February 2, 1998 with the Company (the "First Letter Agreement"). The First Letter Agreement shall be amended as follows: the definition of the term "Possible Transaction" shall be amended such that the term shall mean: (a) a possible negotiated transaction between the undersigned and Vencor to acquire Vencor's shares in the Company, and (B) a possible negotiated transaction between the undersigned and the Company to acquire (directly or indirectly) all of the outstanding shares of the Company.

         This letter agreement shall be construed in accordance with and governed by the laws of the State of New York.

         Please indicate your acceptance of the foregoing by dating, executing and returning to us the enclosed counterpart of this letter agreement by the close of business on February 26, 1998.


                                        Very truly yours,
                                        LAZARD FRERES REAL ESTATE
                                        INVESTORS, L.L.C.


                                        by  /s/ Robert P. Freeman
                                           ---------------------------------
                                           Name:  Robert P. Freeman
                                           Title: President

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ACCEPTED AND AGREED TO:

ATRIA COMMUNITIES, INC.

By: Special Committee of
    Outside Directors


by: /s/ William C. Ballard, Jr.
    ---------------------------
    Name: William C. Ballard, Jr.

Date: 02/26/98
     --------------------------